Exhibit 5.1

[LETTERHEAD OF GOODWIN PROCTER]

May 20, 2009

Evergreen Solar, Inc.

138 Bartlett Street

Marlboro, Massachusetts 01752

Re:	Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Evergreen Solar, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale under that certain Registration Statement (File No. 333-158770), filed with the U.S. Securities and Exchange Commission (the “Commission”) that was declared effective on April 30, 2009 (the “Registration Statement”) of up to 42,550,000 shares of the Company’s Common Stock, $0.01 par value per share (the “Shares”), including Shares purchasable by Piper Jaffray & Co. (the “Underwriter”) upon its exercise of an over-allotment option granted to it by the Company, to be sold by the Company. The Shares are being sold to the Underwriter pursuant to an underwriting agreement between the Company and the Underwriter (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates and other inquiries of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K which is incorporated by reference into the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP
GOODWIN PROCTER LLP